SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Capital Trust
(Name of Registrant as Specified In Its Charter)

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IMPORTANT

SHAREHOLDER UPDATE

Fidelity Fifty®

Fund of Fidelity Hastings Street Trust

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on an important proposal that affects the fund and your investment in it. This information describes the proposal and asks for your vote on this important issue.

Your vote is important, no matter how large or small your holdings may be.

We are writing to remind you that your participation is extremely important. Until we receive a sufficient number of votes, the Special Meeting of Shareholders scheduled for May 12, 2015 cannot be held. If you do not plan to cast your vote at the meeting on May 12, 2015, please indicate your vote on the enclosed proxy card(s). Shareholders who hold the fund in more than one account will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Touch-Tone Phone
Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.
2. Vote by Internet
Please visit the web site indicated on the enclosed proxy card(s) and follow the on-line instructions.
3. Vote by Mail
Please mail your signed proxy card(s) in the enclosed postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

Please note, D.F. King & Co., Inc. may be utilized to solicit shareholder votes by telephone on behalf of the fund. The fund may also arrange to have votes recorded by telephone. In the event that you receive a telephone call from a D.F. King & Co., Inc. representative, you may be asked to verify certain personal information for identification verification.

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-8544. We appreciate your immediate attention. Thank you.

Important information to help you understand and vote on the proposal

Please read the full text of the Proxy Statement. Below is a brief overview of the proposal to be voted upon. Your vote is important. We appreciate you placing your trust in Fidelity and look forward to helping you achieve your financial goals.

What proposal am I being asked to vote on?

You are being asked to vote on a reorganization between Fidelity Fifty® and Fidelity® Focused Stock Fund. Specifically, you are being asked to approve an Agreement and Plan of Reorganization (Agreement) relating to the proposed acquisition of Fidelity Fifty by Fidelity® Focused Stock Fund.

If the Agreement is approved and the reorganization occurs, each shareholder of Fidelity Fifty will become a shareholder of Fidelity Focused Stock Fund instead. Fidelity Fifty will transfer all of its assets to Fidelity Focused Stock Fund in exchange solely for shares of beneficial interest of Fidelity Focused Stock Fund and the assumption by Fidelity Focused Stock Fund of Fidelity Fifty's liabilities, in complete liquidation of Fidelity Fifty.

Has the fund's Board of Trustees approved the reorganization?

Yes. The Board of Trustees has unanimously approved the proposal to merge Fidelity Fifty into Fidelity Focused Stock Fund and recommends that shareholders vote to approve the merger.

What are the reasons for and advantages of the proposed reorganization?

We believe, and the Board of Trustees unanimously agreed, that merging the funds is in the best interests of shareholders.

The merger would permit shareholders to pursue the same investment goal in a larger combined fund that has a similar investment objective and investment policies and the same performance benchmark. The Board of Trustees also considered that based on data for the 12 months ended June 30, 2014, Fidelity Fifty shareholders were expected to benefit from a net total annual operating expense reduction of 0.01% (including and excluding performance adjustments).

Do the funds being reorganized have similar investment objectives and policies?

Although the funds have similar investment objectives and policies and the same performance benchmark and portfolio manager, there are some differences. Please refer to the proxy statement for more information. The funds have been managed similarly since March 2011.

Who is the fund manager for Fidelity Fifty and Fidelity Focused Stock Fund?

Stephen DuFour is portfolio manager of Fidelity Fifty and Fidelity Focused Stock Fund, which he has managed since March 2011 and March 2007, respectively.

Who will pay for the merger expenses?

As is typically the case with fund proposals intended to benefit existing shareholders, the target fund will bear the costs of holding its shareholder meeting.

How will you determine the number of shares of Fidelity Focused Stock Fund that I will receive?

Although the number of shares you own will most likely change, the total value of your holdings will not change as a result of the Reorganization. As of the close of business of the New York Stock Exchange on the closing date of the reorganization, the number of shares to be issued will be based on the relative net asset values of each fund at the time of the exchange. The anticipated closing date is June 5, 2015.

Is the merger considered a taxable event for federal income tax purposes?

No. Fidelity Management & Research Co. (FMR) will obtain an opinion of counsel that the merger will qualify as a tax-free reorganization for federal income tax purposes. As a result, a shareholder's exchange of his/her target fund shares for shares of the acquiring fund in the merger transaction will not result in recognition of gain or loss for federal income tax purposes.

Whether or not the Reorganization is approved, Fidelity Fifty is required to recognize gain or loss on any assets subject to "mark-to-market" tax accounting held by the fund on the last day of its taxable year, which is June 30. If the Reorganization is approved, the target fund will be required to distribute any net realized capital gains (to the extent not offset by the fund's capital loss carry forwards) and any net investment income to shareholders prior to the merger closing. Any such distributions will be taxable for taxable shareholders (even if reinvested into the fund).

What if there are not enough votes to reach quorum by the scheduled shareholder meeting date or if the proposal is not approved?

To facilitate receiving a sufficient number of votes, we may need to take further action. D.F. King & Co., Inc., a proxy solicitation firm, or Fidelity, may contact you by mail or telephone. Therefore, we encourage shareholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings or telephone calls.

If there are not sufficient votes to approve your fund's proposal by the time of your shareholder meeting (May 12, 2015), the meeting may be adjourned to permit further solicitation of proxy votes.

What are your plans for Fidelity Fifty in the event shareholders do not approve the merger proposal?

If fund shareholders do not approve the merger, FMR will consider other options for Fidelity Fifty including repositioning or recommending liquidation of the fund.

How would fund liquidation work?

Let us make it clear that liquidation is only one of the options we would consider if shareholders do not approve the merger proposal. In the event that option was chosen, FMR would propose a liquidation of the fund to the fund's Board of Trustees and, if approved by the Board, shareholders would then be notified in advance of the liquidation, though they would not have an opportunity to vote on the proposal.

What role does the Board play?

The Trustees serve as the fund shareholders' representatives. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the fund.

What is the affiliation of the Board and Fidelity?

The Board consists of 10 individuals. The purpose of the Board is to ensure that the shareholders' best interests are protected in the operation of a mutual fund. There are two "Interested" trustees and eight "Independent" trustees. Trustees are determined to be "Interested" by virtue of, among other things, their affiliation with the funds, trust, or various other entities under common control with FMR. Interested Trustees are compensated by FMR. Independent Trustees have no affiliation with FMR and are compensated by each individual fund.

Who is D.F. King & Co., Inc.?

D.F. King is a third party proxy vendor that Fidelity hires to call shareholders and record proxy votes. In order to hold a shareholder meeting, quorum must be reached. If quorum is not attained, the meeting may adjourn to a future date. Fidelity attempts to reach shareholders via multiple mailings to remind them to cast their vote. As the meeting approaches, phone calls may be made to clients who have not yet voted their shares so that the shareholder meeting does not have to be postponed.

Voting your shares immediately will help minimize additional solicitation expenses and prevent the need to make a call to you to solicit your vote.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you own of the fund on the record date. The record date is March 16, 2015.

How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s) and mailing them in the enclosed postage-paid envelope. You may also vote by touch-tone telephone by calling the toll-free number printed on your proxy card(s) and following the recorded instructions. In addition, you may vote through the internet by visiting the web site indicated on your proxy card and following the on-line instructions. If you need any assistance, or have any questions regarding the proposal or how to vote your shares, please call Fidelity at 1-800-544-8544.

How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."